Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Crown Castle Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	(1)	1,000,000	(2)	$88.66	(1)	$88,660,000	(1)	0.0001381	$12,243.95
	Equity	Common Stock, par value $0.01 per share	Other	(1)	16,000	(3)	$88.66	(1)	$1,418,560	(1)	0.0001381	$195.90
	Total Offering Amounts								$90,078,560			$12,439.85
	Total Fee Offsets											—
	Net Fee Due											$12,439.85

(1)    Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices on November 7, 2025 of the shares of Crown Castle Inc. ("Registrant") common stock, par value $0.01 per share ("Common Stock"), as reported on the New York Stock Exchange.
(2)    Represents 1,000,000 additional shares of Common Stock reserved for issuance under the Registrant's 401(k) Plan ("401(k) Plan"). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock which may be issuable under the 401(k) Plan in the event of stock splits, stock dividends and similar transactions.
(3)    Represents 16,000 additional shares of Common Stock reserved for issuance under the Crown Castle Puerto Rico 1165(e) Plan ("1165(e) Plan"). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock which may be issuable under the 1165(e) Plan in the event of stock splits, stock dividends and similar transactions.